Exhibit 23.2

From: olayinka oyebola <olayinka_oyebola@hotmail.com>

Subject: Re: Connexa 10-K audit - consent to file

Date: May 17, 2023 at 8:26:52 PM GMT+3

To: Mark Radom <mark.radom@slingerbag.com>

Dear Mark

We hereby give concent to file Connexa 10-K

Regards

Olayinka Oyebola & Co.

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